EXHIBIT 99.1

Garmin shareholders approve quarterly dividend through March 2025

Company announces record date and payment date for June 2024 dividend installment

Schaffhausen, Switzerland / June 7, 2024 / PR Newswire – At Garmin Ltd.’s annual shareholders’ meeting held today, approval was received from the shareholders in accordance with Swiss corporate law for a cash dividend in the amount of $3.00 per share, payable in four equal installments. The Board has determined that the June installment of the dividend will be paid as indicated below and currently anticipates the scheduling of the remaining quarterly dividend installments as follows:

Dividend Payment Date	Record Date	Dividend Per Share
June 28, 2024	June 17, 2024	$0.75
September 27, 2024	September 13 2024	$0.75
December 27, 2024	December 13, 2024	$0.75
March 28, 2025	March 14, 2025	$0.75

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About Garmin Ltd:

Engineered on the inside for life on the outside, Garmin products have revolutionized life for runners, cyclists, swimmers and athletes of all levels and abilities. Committed to developing technology that helps people stay active and elevate performance, Garmin believes every day is an opportunity to innovate and a chance to beat yesterday. Garmin Ltd. (NYSE: GRMN) is incorporated in Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual Newsroom, email our press team, or follow us on LinkedIn.

Notice on Forward-Looking Statements:

This release includes forward-looking statements regarding Garmin Ltd. and its business. Such statements are based on management’s current expectations. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 30, 2023 filed by Garmin with the Securities and Exchange Commission (Commission file number 001-41118). A copy of Garmin’s 2023 Form 10-K can be downloaded from https://www.garmin.com/en-US/investors/sec/. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Investor Relations Contact: Media Relations Contact:

Teri Seck Krista Klaus

913/397-8200 913/397-8200

investor.relations@garmin.com media.relations@garmin.com